Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT

IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH

“[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made as of October 15, 2020 (the “Effective Date”)

BETWEEN

PROVINCIAL HEALTH SERVICES AUTHORITY, continued under the Societies Act of British Columbia and having its administrative offices at 600 West 10th Avenue, Vancouver, British Columbia, Canada, V5Z 4E6 (“PHSA”);

AND

TSCAN THERAPEUTICS, INC., a corporation incorporated under the laws of the state of [Delaware] and having its head office at 830 Winter Street, Waltham, Massachusetts, U.S.A., 02451

(“TScan”)

PHSA and TScan may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS

A.

PHSA (through its division, the BC Cancer (“BC Cancer”)) holds the rights to certain Licensed Patents (as defined herein) which is based on research undertaken by investigators at BC Cancer, the University of British Columbia (“UBC”) and Simon Fraser University (“SFU”).

B.

PHSA is desirous of entering into this Agreement to grant a non-exclusive license to TScan to exploit the Licensed Patents for the public benefit and in a manner consistent with PHSA’s status as a non-profit, tax exempt institution, and TScan is desirous of accepting such license, on the terms and conditions set out in this Agreement.

NOW THEREFORE in consideration of the promises and the performance of the covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. For the purposes of this Agreement, the following terms will have the following meanings:

(a)

“Affiliate” means, with respect to a Person, any other Person (other than an individual) that, directly or indirectly, whether as of or after the Effective Date, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this Agreement, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

(b)	“Agreement Payments” has the meaning given to it in Section 4.4(c).

(c)

“Anti-Corruption Laws” means the federal laws of Canada and the laws of the Province of British Columbia relating to anti-bribery or anti-corruption matters, together with the United States Foreign Corrupt Practices Act, and any other applicable anti-bribery or anti-corruption laws.

(d)

“Applicable Laws” means all applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of Governmental Authorities, that may be in effect from time to time.

(e)	“BC Cancer” has the meaning given to it in the recitals.

(f)	“BIA” has the meaning given to it in Section 10.6.

(g)	“Business Day” means any day, other than a Saturday or a Sunday, on which banking institutions are open or authorized to be open in Vancouver, Canada or Boston, Massachusetts.

(h)

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term will commence on January 1 of the year in which the Term ends and end on the last day of the Term.

(i)	“CCAA” has the meaning given to it in Section 10.6.

(j)

“Claim” means any cause of action, action, account, lien of any kind whatsoever, claim, demand, complaints, grievances, applications, suits, causes of action, lawsuits, audit, proceeding, or arbitration, including any proceeding or investigation by a Governmental Authority.

(k)	“Clinical Trials” means human studies designed to measure the safety or efficacy of a Product, and any post-marketing approval studies.

(l)

“Confidential Information” means any information which is confidential in nature or that is treated as being confidential by a Party or by any of its Affiliates and that is furnished or transferred by or on behalf of such a Party or any of its Affiliates (collectively, the “Disclosing Party”) to the other Party or to any of its Affiliates (collectively, the “Receiving Party”) pursuant to this Agreement. If such information is not furnished or transferred in writing by the Disclosing Party to the Receiving Party then, unless the Receiving Party knows or reasonably should know such information is confidential, it will not be considered Confidential Information unless reduced to writing and provided by the Disclosing Party to the Receiving Party within [***] days of the original disclosure.

(m)	“Disclosing Party” has the meaning given to it in Section 1.1(l).

(n)

“Dispute” means any dispute, controversy or Claim between the Parties (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the activities carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

(o)

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, options or adverse Claims or encumbrances of any kind or character whatsoever. When used as a verb, “to Encumber” mean to grant or permit an Encumbrance.

(p)	“Force Majeure” has the meaning given to it in Section 13.10.

(q)

“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

(r)	“Indemnitees” has the meaning given to it in Section 9.1.

(s)	“Intellectual Property” means all intellectual property as recognized under the Applicable Laws of Canada, the United States or other jurisdictions as applicable, including rights in and to Patents.

(t)

“Licensed Patents” means: (a) the patents or patent applications (“Patents”) set out in Schedule A; (b) any and all Patents claiming priority to or corresponding to any of the Patents set out in Schedule A or to which the Patents set out in Schedule A claim priority or otherwise claim the subject matter of the Patents set out in Schedule A (and their international equivalents); (c) any divisionals, continuations, continuations-in-part (to the extent claiming the subject matter of the Patents set out in Schedule A), and continued prosecution applications of the Patents described in clause (a) or (b) (and their international equivalents); (d) any Patents resulting from any of the Patents described in clause (a), (b) or (c) (and their international equivalents); and (e) any Patents resulting from reissues, reexaminations or extensions (and their international equivalents) of any Patents described in clause (a), (b), (c), or (d).

(u)	“Party Claiming Force Majeure” has the meaning given to it in Section 13.10.

(v)	“Patent Challenge” has the meaning given to it in Section 7.2.

(w)

“Patent Prosecution” means activities directed to: (i) preparing, filing and prosecuting applications (of all types) for any Licensed Patents; (ii) managing any interference, opposition, re-issue, reexamination, supplemental examination, invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing; (iii) maintaining any Licensed Patents; (iv) deciding whether to abandon, extend or maintain Licensed Patents; (v) listing in regulatory publications (as applicable); and (vi) settling any interference, opposition, reexamination, invalidation, revocation, nullification or cancellation proceeding, but excluding the defense of challenges to such Licensed Patent or Licensed Patent application as a counterclaim in an infringement proceeding with respect to the particular Licensed Patent and the prosecution of infringement proceedings with respect to a particular Licensed Patent, and any appeals therefrom.

(x)	“Person” means any natural person, corporation, limited liability corporation, unincorporated association, partnership, joint venture or other entity.

(y)

“Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the World Health Organization, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

(z)	“Receiving Party” has the meaning given to it in Section 1.1(l).

(aa)	“Securities Regulators” has the meaning given to it in Section Error! Reference source not found..

(bb)	“SFU” has the meaning given to it in the recitals.

(cc)	“Sublicense Agreement” means any agreement under which TScan, a TScan Controlled Subsidiary, or a Sublicensee grants a sublicense licenses under the Licensed Patents to a Sublicensee.

(dd)

“Sublicensee” means any Third Party or TScan Affiliate (other than a TScan Controlled Subsidiary) who has obtained, directly or indirectly, from or through TScan, Tscan Controlled Subsidiary, or a Sublicensee a sublicense of any or all of the Licensed Patents granted under this Agreement to TScan. A Sublicensee and all of its Affiliates shall be considered a single Sublicensee for all purposes of this Agreement.

(ee)	“Sublicensee Entity” has the meaning given in Schedule “B”.

(ff)

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(gg)	“Term” has the meaning given to it in Section 10.1.

(hh)	“Territory” means worldwide.

(ii)	“Third Party” means a Person other than PHSA or its Affiliate or TScan or a TScan Controlled Subsidiary.

(jj)	“Third Party Claim” means a Claim brought against a Party by a Third Party.

(kk)

“Trademarks” means trademarks, service marks, certification marks, official marks, trade names, trade dress, distinguishing guises and other distinguishing features used in association with wares or services, logos, slogans, business names, corporate names, uniform resource locators, trading styles, commercial symbols and other source and business identifiers, designs, domain names, whether registered primary domain names or secondary or other higher level domain names, and general intangibles of like nature, whether or not registered or the subject of an application for registration and whether or not registrable and all goodwill associated therewith.

(ll)

“TScan Controlled Subsidiary” means an entity in which TScan owns 50% or more of the voting shares of such entity and has the right to elect the majority of the board of directors (or equivalent in respect of jurisdictions or entities that do not have a board of directors) of such entity.

(mm)

“TScan Technology License” means a license of (i) material Patents other than the Licensed Patents, or (ii) material Know-How, in each case, owned or exclusively licensed by TScan and granted under the Sublicense Agreement in connection with a sublicense of any or all of the Licensed Patents in which the scope and term of the sublicense to Licensed Patents is no broader than the scope of the license or sublicense, as the case may be, granted to such other Patents or Know-How owned or exclusively licensed by TScan.

(nn)	“UBC” has the meaning given to it in the recitals.

ARTICLE 2

LICENSES

2.1

Grant of License. Effective upon receipt by PHSA of the amounts payable pursuant to Section 4.1, PHSA hereby grants to TScan on the Effective Date a worldwide, non-exclusive, perpetual, non-transferable (except as set forth herein) license, with right to grant sublicenses through multiple tiers (but, for clarity, the Sublicense of the Licensed Patents and the TScan Technology License shall be included in the same agreement with the Sublicensee or sub-Sublicensee), under the Licensed Patents, to make, have made, use, offer for sale, import, and sell products and services and otherwise practice under the Licensed Patents in any way.

2.2

TScan Controlled Subsidiaries; Affiliates. The license granted under Section 2.1 shall extend to any TScan Controlled Subsidiary (but not to any other Affiliate of TScan that is not a TScan Controlled Subsidiary) but shall terminate on the date such entity ceases to be a TScan Controlled Subsidiary. A list of all TScan Controlled Subsidiaries as of the Effective Date is attached as Schedule C. Upon request from time-to-time from PHSA, TScan shall notify PHSA in writing of its then current TScan Controlled Subsidiaries. TScan will cause each TScan Controlled Subsidiary to comply with the terms and conditions of this Agreement applicable to it and will be fully responsible for the compliance of each TScan Controlled Subsidiary with the terms and conditions of this Agreement. TScan may grant a sublicense to an Affiliate that is not a TScan Controlled Subsidiary but, in such case, such entity shall be deemed a Sublicensee and such sublicense shall be subject to payment pursuant to Section 4.2 and the terms set out in Section 2.3.

2.3

Sublicensing to Third Parties. In addition to its rights pursuant to Section 2.2, TScan, TScan Controlled Subsidiaries, and Sublicensees may grant one or more sublicenses of the licenses granted to TScan under the Licensed Patents pursuant to Section 2.1 without the consent of PHSA but only pursuant to a TScan Technology License. TScan will pay the Sublicensing Fee (as defined in Section 4.2 and only to the extent required by Section 4.2) with respect to such sublicense irrespective of whether such sublicense is granted by TScan, a TScan Controlled Subsidiary or a Sublicensee. TScan agrees (and, with respect to Sublicensees and TScan Controlled Subsidiaries that grant sublicenses, shall cause such Persons to agree) to the following with respect to each Sublicense Agreement it enters into:

(a)

will not conflict or be inconsistent in any material respect with the terms and conditions of this Agreement and such Sublicense Agreement will be in writing and will contain the terms and conditions outlined in Schedule B;

(b)

TScan shall provide PHSA with the information set out in Schedule D in respect of each Sublicense Agreement and Sublicensee (whether such Sublicense Agreement is entered into by TScan, any TScan Controlled Subsidiary or Sublicensee) within [***] of the grant of any sublicense..

2.4

Sublicense Agreement. For clarity, neither TScan, any TScan Controlled Subsidiary nor any Sublicensee will grant any sublicense of the Licensed Patents without first entering into a Sublicense Agreement.

ARTICLE 3

DEVELOPMENT; COMMERCIALIZATION; REGULATORY

3.1

Development/Commercialization/Regulatory Responsibilities. As between the parties, TScan, or its Sublicensees will be fully responsible at its cost for the development and commercialization of any products or services that may be covered under the Licensed Patents in the Territory. PHSA shall not have any regulatory responsibilities in connection with such development and commercialization by TScan, its TScan Controlled Subsidiaries and Sublicensees of such products or services. TScan will, and will cause its TScan Controlled Subsidiaries, to comply with all Applicable Laws in connection with the exploitation of the Licensed Patents and the development and commercialization of any such products or services.

ARTICLE 4

FINANCIAL TERMS; PAYMENTS

4.1	Up-Front Payment. Concurrent with the execution of this Agreement, TScan will pay to PHSA a non-refundable:

(a)	US $[***] as an up-front license fee; plus

(b)	a one-time reimbursement of Patent and legal costs incurred to date by PHSA related to the Licensed Patents, of US $[***].

4.2

Sublicensing Fee. In addition to the amounts payable under Sections 4.1 and 4.3, TScan shall pay (or cause a Sublicensee to pay) to PHSA an up-front US$[***] sublicensing fee (the “Sublicensing Fee”) for each Sublicense Agreement; provided, however, that where such fee was paid by TScan to PHSA in respect of a particular Sublicensee, such fee shall not be due with respect to any Sublicense Agreement between that Sublicensee and its Affiliates but, for clarity, additional Sublicensing Fees shall be payable by TScan to PHSA in respect of any sub-sublicense by such Sublicensee or its Affiliate to any other Person. For further clarity, any Sublicense Agreement that grants a sublicense under the Licensed Patents to a Third Party and its Affiliates shall be deemed one Sublicense Agreement, with no more than one (1) Sublicensing Fee payable with respect thereto (if any).    The Sublicense Fees will be payable to PHSA within [***] following the execution of a Sublicense Agreement. For the purpose of calculating Sublicensing Fees owing by TScan to PHSA, each Affiliate of such Sublicensee shall be deemed to be the same Sublicensee and the grant of a sublicense in accordance with the terms of this Agreement by such Sublicensee to its Affiliate shall not require payment by TScan to PHSA of an additional Sublicensing Fee (beyond that already paid to PHSA in connection with the grant of the sublicense by TScan to the applicable Sublicensee) for so long as such entity remains an Affiliate of the original Sublicensee. If such Person is no longer an Affiliate of such Sublicensee and retains the sublicense to the Licensed Patents, then TScan shall be obligated to pay to PHSA an additional US$[***] Sublicensing Fee in respect of such sublicense to such Person as if it were a new sublicense of the Licensed Patents granted by TScan to such Person unless such Person is an Affiliate of a Person for which a Sublicensing Fee has been (or is concurrently) paid. The Sublicensing Fees will not be creditable against any other payments owing by TScan to PHSA under this Agreement and will not be refundable by PHSA if the Sublicense Agreement giving rise to such Sublicensing Fee.

4.3

Minimum Annual Fee for the First Five Years. In addition to the other amounts payable under this Agreement, TScan will pay to PHSA an annual license maintenance fee of US$[***] per year for five years (for a total of US$[***]), with the first such payment commencing on the first anniversary of the Effective Date and the subsequent payments due on each subsequent anniversary date thereafter until the fifth such payment has been made to PHSA. The amount payable under this Section 4.3 will not be creditable against any other payments owing by TScan to PHSA under this Agreement.

4.4	Payments; Reporting.

(a)

Sublicensing Fee and Reporting. Concurrent with the payment of a Sublicensing Fee pursuant to Section 4.2, TScan will deliver to PHSA a report containing the information specified in Schedule D to this Agreement.

(b)

Payment Currency / Exchange Rate. All payments to be made by TScan to PHSA under this Agreement will be made in United States dollars. Payments to PHSA will be made by electronic wire transfer of immediately available funds to an account of PHSA designated in writing by PHSA to TScan.

(c)

Taxes. Each Party will be responsible for its own Tax liabilities arising under this Agreement, provided that PHSA will be liable for all Taxes imposed upon any payments made by TScan to PHSA under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes, TScan will make such withholding payments and will subtract the amount thereof from the Agreement Payments and submit to PHSA appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. TScan will provide PHSA reasonable assistance in order to allow PHSA to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such Party will be responsible for all such additional Taxes. The Parties will, where possible and, in the case of PHSA, consistent with any policies or other requirements applicable to such PHSA, endeavor to reasonably cooperate in order to mitigate adverse tax consequences to a Party that may arise as a result of this Agreement, including by completing, filing, or delivering documents to lawfully enable PHSA, and TScan, its Affiliates and Sublicensees, to mitigate withholding taxes applicable to any of them.

(d)

Additional Payment Terms; Late Payment. All payments in this Article 4 are non-refundable and non-creditable and will be paid by TScan without notice or demand therefor. Late payments, unless disputed by TScan in good faith, will bear a rate of [***]% compound interest per month (equivalent to [***]% per annum), or the maximum rate permitted by law, whichever is lower on the entire outstanding balance from the due date.

4.5

Records; Audits. TScan will keep true and accurate books, records and accounts sufficient to permit PHSA to determine TScan’s payment obligations under this Agreement in accordance with, and subject to, this Section 4.5. During the Term and for [***] years thereafter, at the request of PHSA, and not more than once per Calendar Year, TScan will, within [***] Business Days of a written request by PHSA, permit an independent auditor from an internationally recognized accounting firm selected by PHSA and acceptable to TScan, acting reasonably, during ordinary business hours to have access to TScan’s records in order to verify the accuracy of the Sublicensing Fees payable under this Agreement. As a condition of the foregoing, such auditor will be required to enter into with TScan a confidentiality agreement in a form mutually agreeable to PHSA and TScan, each acting reasonably, that will require such auditor to keep all information confidential except that such auditor may share with PHSA only its conclusions of such audit and such information as is reasonably required to support such conclusions. TScan will reasonably cooperate at TScan’s sole cost and expense in any review or inspection conducted under this Section and make reasonably available on a timely basis the information required to conduct the review or inspection. If the review of such records reveals an underpayment by TScan, then TScan will promptly pay to PHSA the underpayment together with interest calculated in the manner provided in Section 4.4(d). The fees and expenses of such independent auditor will be borne by PHSA, provided that if such audit reveals that TScan failed to pay Sublicensing Fees owed to PHSA by more than $[***] then the reasonable fees and expenses of PHSA’s auditor in performing such audit will be borne by TScan.

ARTICLE 5

OWNERSHIP OF INTELLECTUAL PROPERTY

5.1	Licensed Patents. PHSA owns all right, title and interest in and to the Licensed Patents.

5.2	TScan Improvements. TScan shall not be required to assign to PHSA any improvements (or any other intellectual property of any kind) created or developed by TScan, its Affiliates or Sublicensees.

5.3

PHSA’ Retained Rights. Except for the licenses and rights under the Licensed Patents expressly set forth in this Agreement, no license, immunity, interest, or other right is or shall be deemed to be granted or otherwise conveyed under or pursuant to this Agreement by PHSA under any other patents or technology, whether directly, by implication, by reason of estoppel, or otherwise. Without limiting the generality of the foregoing, TScan acknowledges and agrees that:

(a)	PHSA and and its Affiliates retain the right to use and exploit, including for both non-commercial and commercial purposes, the Licensed Patents in the Territory; and

(b)

PHSA and its Affiliates may grant non-exclusive licenses to one or more Third Parties in the Territory in respect of the Licensed Patents without any obligation to, accounting to or reporting to TScan.

ARTICLE 6

CONFIDENTIALITY

6.1

Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Receiving Party agrees that, during the Term, and for [***]Calendar Years thereafter (or, in the case of any trade secrets, for so long as they remain secret), the Receiving Party will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as expressly provided for in this Agreement any Confidential Information made available by the Disclosing Party pursuant to this Agreement. The Receiving Party may use Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

6.2

Exceptions. Confidential Information will not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information from the Disclosing Party, as evidenced by its records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party.

6.3	Authorized Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party if and to the extent such disclosure is reasonably necessary in the following instances:

(a)

disclosure to Affiliates, to potential or actual licensees or sublicensees, and to employees, contractors, consultants, agents or other representatives of the Receiving Party and its Affiliates who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement provided, in each case, that any such Affiliate, potential or actual sublicensee, or employee, contractor, consultant, agent or other representative agrees to be bound or are bound by confidentiality obligations comparable in scope to those set forth in this Article 6;

(b)

disclosure to such Receiving Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party;

(c)

disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use at least as stringent as set out in this Article 6;

(d)	as approved by the Disclosing Party in writing for disclosure or publication by each of the Parties;

(e)	prosecuting or defending Claims as permitted by this Agreement; and

(f)

complying with applicable court orders, Applicable Laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded, provided that: in the event the Receiving Party is required to make a disclosure of the Confidential Information of the Disclosing Party pursuant to this Section 6.3(f), it will, except where prohibited or impracticable, give reasonable advance notice to the Disclosing Party of such disclosure so that the Disclosing Party is afforded a reasonable opportunity to oppose such requirement or otherwise seek an appropriate protective order.

6.4

Confidentiality of Terms of Agreement. The terms of this Agreement will be considered the Confidential Information of PHSA for purposes of this Article 6, provided that TScan may disclose the terms of this Agreement to Sublicensees and in connection with due diligence pursuant to a financing, acquisition or securities transaction if such recipient agrees to maintain such information confidential on terms no less stringent than those set out in this Article 6.

6.5

Additional PHSA Disclosures. Notwithstanding anything contained in this Article 6, TScan acknowledges and agrees that: (i) PHSA may to disclose to UBC and SFU, and PHSA, UBC and SFU may each disclose to the inventors of the Licensed Patents, all financial reports or payment information provided by TScan pursuant to this Agreement; and (ii) PHSA may disclose any other TScan Confidential Information received pursuant to this Agreement to UBC and SFU, provided in the case of this subsection (ii) that such recipient agrees to be bound by terms of confidentiality and restrictions on use at least as stringent as those set forth in this Article 6.

6.6

Freedom of Information Disclosures. The Parties acknowledge that PHSA, UBC and SFU may be required to disclose records relating to this Agreement pursuant to the Freedom of Information and Protection of Privacy Act (“FIPPA”). PHSA, UBC and SFU will comply with all of the provisions of FIPPA relating to disclosure of records before making any such disclosure pursuant to FIPPA, including the notice, review and appeal provisions with respect to third party requests for disclosure, but will not be liable in any way whatsoever to TScan or its employees, contractors, agents, subcontractors, representatives, Affiliates, or Sublicensees, if such records (including the information therein) are required to be so disclosed pursuant to FIPPA, provided they otherwise comply with their obligations herein. Without limiting the generality of the foregoing, PHSA will, and if they are not already bound to do so by FIPPA, will request that UBC and SFU agree to, provide TScan written notice in accordance with section 23 of FIPPA before disclosing any records relating to this Agreement pursuant to FIPPA, and will limit the disclosure to the minimum amount which PHSA, UBC or SFU, as applicable, reasonably determines after consultation with TScan is required to be disclosed under FIPPA.

6.7

Publication. Notwithstanding anything to the contrary in this Agreement, PHSA, UBC and SFU are not restricted from presenting at symposia, national or regional professional meetings or from publishing in journals or other publications accounts of their respective research relating to the Licensed Patents.

6.8

Use of Trademarks. Notwithstanding the licenses conferred under this Agreement, and except as may otherwise be agreed to by the Parties, neither Party will use the other Party’s Trademarks, or the names of the other Party’s employees, in any advertising or sales promotional material, without prior written permission of that other Party. Any Party granting such approval will comply with any and all restrictions on such use as a Party may provide in writing from time to time. Notwithstanding this Section 6.8, each Party may use the legal or trade name of the other Party only where necessary to reflect the factual nature of a Party’s participation in, or activities under, this Agreement, and then only in a disclosure or publication as permitted by this Agreement.

6.9

Press Releases. Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms or the names of the Parties of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to (and to the extent there is sufficient time while still being able to comply with such Applicable Laws or stock exchange or quotation system rules) that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure). Notwithstanding the foregoing, disclosures of information for which consent has previously been obtained under this Section will not require advance approval but will be provided to the other Party as soon as practicable after the release or communication thereof.

6.10

Securities Exchanges. The Parties hereby acknowledge and agree that TScan may be required by Applicable Laws to submit a copy of this Agreement to a national or sub-national securities regulatory body in any jurisdiction (collectively, the “Securities Regulators”). If TScan is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, then it will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulators after consultation with PHSA on the proposed disclosure or filing and, to the extent not inconsistent with TScan’s obligations under Applicable Laws or the rules of the applicable Securities Regulators, providing PHSA with reasonable time to comment upon and request confidential treatment for such disclosure.

6.11

If TScan seeks to make a disclosure or filing as set forth in this Section 6.10 and PHSA provides comments within the respective time periods or constraints specified herein, TScan will in good faith incorporate such comments unless it reasonably determines that it is not permitted to do so under Applicable Laws or the applicable Securities Regulators and advises PHSA of such determination and the reasons therefor.

6.12

Injunctive Relief for Breach. In the event of any breach of this Article 6 by a Party, the aggrieved Party will be entitled to seek preliminary and permanent injunctive relief, which remedy will be in addition to any other rights or remedies the aggrieved Party may be entitled under this Agreement or otherwise under Applicable Laws.

ARTICLE 7

PATENT PROSECUTION; INFRINGEMENT

7.1

Prosecution of Licensed Patents. PHSA will have the sole right to manage the Patent Prosecution of the Licensed Patents and to enforce the Licensed Patents as PHSA, in its sole discretion, determines and without the consent of or accounting to TScan, including the right to elect whether or not to continue the prosecution or maintenance of, to abandon or to enforce against Third Parties, any Licensed Patent in any country in the Territory.

7.2	Patent Challenge. If TScan, its Affiliates, or any Third Party acting under the direction of Tscan or its Affiliates:

(a)

challenges the validity or of any Licensed Patent (or any claim thereof) under this Agreement by way of a declaratory judgment action or any other legal proceedings, and if such challenger withdraws the suit or it ends in a final judgment from which no appeal can be or has been taken as a matter of right that any of the claims of any Licensed Patent is valid or enforceable;

(b)

initiates or participates in a re-examination, review or other proceeding at the United States Patent and Trademark Office or any foreign equivalent with respect to any Licensed Patent, and if such governmental authority issues a review decision, reexamination certificate or similar document indicating that any claim of any of the Licensed Patent is valid or institution is denied (without regard to whether any claim of any Licensed Patent is amended during re-examination or review); or

(c)	otherwise disputes the validity of Licensed Patents, directly or indirectly through a representative, or any rights or interests of PHSA in, to or under any of the Licensed Patents;

and the foregoing is not a defense against a claim, action proceeding alleging infringement of the Licensed Patents by TScan, a TScan Controlled Subsidiary or any of their respective Affiliates asserted by PHSA against such Person (each of the actions referred to in (a), (b) and/or (c) above), as qualified, when initiated or filed, is a “Patent Challenge”) then PHSA can terminate this Agreement upon [***] days notice to TScan. TScan shall give PHSA at least [***] prior written notice prior to TScan or its Affiliates or any Third Party acting under any of their direction commencing a Patent Challenge.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties of the Parties. Each of the Parties represents and warrants to the other that as of the Effective Date:

(a)

it is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)

the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) any requirement of any Applicable Laws; or (iii) any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party;

(c)

this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

(d)

it has not in connection with the transactions contemplated by this Agreement: (i) taken any action in violation of any applicable Anti-Corruption Laws; (ii) corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of: (A) influencing any act or decision of any Public Official in his or her official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

8.2

Limited Representation and Warranties of PHSA. PHSA represents and warrants that it has not granted exclusive rights, or assigned any rights of PHSA in, the Licensed Patents to Third Parties that would prevent PHSA from granting to TScan the non-exclusive licenses granted under the License Agreement.

8.3	Disclaimer. TScan acknowledges and agrees that, except as specifically set out in Section 8.2:

(a)	the Licensed Patents and the license granted thereto under this Agreement are provided “as is”;

(b)	PHSA expressly disclaims any warranty or condition that the use of the Licensed Patents does not infringe any patent, copyright, Trademark, trade secret or other rights of Third Parties;

(c)	PHSA makes no representation, warranty or condition with respect to the Licensed Patents;

(d)	TScan has been advised by PHSA to undertake TScan’s own due diligence regarding the Licensed Patents;

(e)

PHSA disclaims all representations, warranties or conditions with regard to the Licensed Patents, including, but not limited to, all warranties or conditions, expressed or implied, of merchantability, merchantable quality, durability, and fitness for any particular purpose; and

(f)

PHSA additionally disclaims all obligations and liabilities on the part of PHSA and its Affiliates, and disclaims on behalf of UBC and SFU, for damages including, but not limited to, direct, indirect, special, and consequential damages, solicitors’ and experts’ fees, and court costs (even if they have been advised of the possibility of such damages, fees or costs), arising out of or in connection with the use, research, development, or commercialization of the Licensed Patents by TScan, its Affiliates or any Sublicensees.

ARTICLE 9

INDEMNITIES; LIMITATION OF LIABILITY; INSURANCE

9.1

Indemnity. TScan hereby indemnifies, holds harmless and defends each of PHSA, UBC, SFU, their respective Affiliates and their respective Boards of Governors, officers, employees, faculty, students, invitees, and agents (the “Indemnitees”) from and against any and all Third Party Claims arising out of the exercise by TScan of its rights under this Agreement, including without limiting the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use, research, development, or commercialization of the Licensed Patents or anything made, used, sold or otherwise disposed of under the license granted under this Agreement by TScan, its Affiliates or its Sublicensees, or their respective customers or end-users, including but not limited to any patent infringement claim. TScan acknowledges and agrees that UBC and SFU are third party beneficiaries of TScan’s obligations under this Article 9, Schedule B and the other provisions of this Agreement that specifically refer to UBC or SFU.

9.2

Indemnification Procedure. TScan’s obligation to indemnify the Indemnities under Seciton 9.1. is conditioned on (a) any Indemnitee seeking indemnification hereunder notifying TScan in writing reasonably promptly after receipt by it of written notice of any Third Party Claim in respect of which it intends to base a claim for indemnification hereunder, (b) TScan having the right, upon providing notice to PHSA and, where the Indemnitee is not PHSA, such other Indemnitee of its intent within [***] days after receipt of the notice from the Indemnitee of any Third Party Claim, to assume the defense and handling of such Third Party Claim, at TScan’s sole expense, and (c) TScan having control over selection of counsel reasonably acceptable to the Indemnitee in connection with conducting the defense and handling of such Third Party Claim. TScan will defend or handle such defense in reasonable consultation with the Indemnitee, and will keep the Indemnitee reasonably apprised of the status of such Third Party Claim. The Indemnitee will reasonably cooperate with TScan with respect to such Third Party Claim, at the request and expense of TScan. TScan will not settle such Third Party Claim without obtaining the Indemnitee’s prior written consent, which will not be unreasonably withheld, except no consent is needed in the case of a settlement that does not admit liability on the part of any Indemnitee or otherwise impose on any Indemnitee any liability or obligations, and so long as the Indemnitees are unconditionally released from all liability in such settlement. Without limiting the foregoing, each Indemnitee will be entitled to appoint separate counsel to assist such Indemnitee in the defense and handling of such Third Party Claim with its own counsel and at its own expense.

9.3

Limitation of Liability. The total, aggregate liability of PHSA, UBC, SFU and their Affiliates considered together, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by TScan, its Affiliates or its Sublicensees, whether direct, indirect, consequential, incidental or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by any Indemnitees, is limited to CAD$[***] except only that PHSA’s liability for a breach of PHSA’s warranty in Section 8.2 (but not a breach of PHSA’s warranty under Section 8.1 or otherwise under this Agreement) shall be limited to the greater of $[***] or the amount actually paid by TScan to PHSA under this Agreement in the [***] period prior to a Claim being made in writing by TScan to PHSA for breach of that warranty under Section 8.2.

9.4

Damages Exclusions. TSCAN ACKNOWLEDGES AND AGREES THAT PHSA AND THEIR AFFILIATES WILL NOT BE LIABLE FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. PHSA ACKNOWLEDGES AND AGREES THAT TSCAN, ITS AFFILIATES AND THEIR SUBLICENSEES WILL NOT BE LIABLE FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS CLAUSE WILL NOT BE CONSTRUED TO LIMIT TSCAN’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTIONS 9.1 AND 9.2.

9.5

Insurance. TScan will have and maintain such type and amounts of liability insurance covering its activities and responsibilities under this Agreement as is normal and customary in TScan’s industry generally for similarly-situated entities. Upon PHSA’s written request from time to time, TScan will promptly furnish to PHSA a certificate of insurance or other evidence of such insurance. Without limiting the generality of the foregoing, TScan will, at its own cost and expense, obtain and maintain in full force and effect during the Term (and, if any of the following policies of insurance are written on a claims made basis, for a period of at least three (3) years thereafter), insurance with coverage and minimum policy limits set forth as follows:

(a)	Commercial General Liability Insurance (including Public Liability Insurance) with a per-occurrence limit of not less than USD$[***].

(b)

Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than USD$[***]; provided, however, that TScan need not obtain or maintain such insurance prior to the initiation of the first Clinical Trial of any product that is covered under a Licensed Patent.

(c)

Not less than one (1) month before the start of (A) any Clinical Trials of a product referred to in (b), or (B) the first use by TScan, its Affiliates or any of its Sublicensees of the Licensed Patents in exchange for valuable consideration, TScan will give notice to PHSA of the terms and amount of the product liability, Clinical Trials public liability, and commercial general liability insurance which TScan, its Affiliates or any of its Sublicensees have placed. Without limiting the generality of the foregoing, neither TScan, its Affiliates nor any of its Sublicensees will start any Clinical Trials, or sell or offer to sell any product referred to in (b) or use the Licensed Patents in exchange for valuable consideration, unless the insurance outlined above in reasonable amounts is in effect, with a reputable and financially secure insurance carrier, and TScan has provided to PHSA an insurance certificate evidencing such insurance. The above policies of insurance described in this Section 9.5(c) will:

(i)	include as additional insureds the following: PHSA, UBC, SFU, their respective Board of Governors, faculty, officers, employees, students, invitees and agent;

(ii)	provide coverage regarding all activities under this Agreement;

(iii)	include a waiver of subrogation against PHSA, UBC and SFU, and a severability of interest and cross-liability clauses; and

(iv)	provide that the policies cannot be cancelled or materially altered except on at least [***]days’ prior notice to PHSA, UBC and SFU.

ARTICLE 10

TERM; TERMINATION

10.1

Term. The term of this Agreement will continue in its entirety until the date of expiration of the last Licensed Patent in the Territory, unless earlier terminated in accordance with the terms of this Agreement (the “Term”).

10.2	Termination for Breach.

(a)	Without limiting PHSA’s rights to seek damages or injunctive relief in connection with any breach by TScan of this Agreement, PHSA may terminate this Agreement on written notice to TScan in the event:

(i)	PHSA is entitled to terminate this Agreement pursuant to Section 7.2;

(ii)	TScan fails to pay to PHSA, individually or in the aggregate, US $[***]or more owing pursuant to this Agreement unless the payment of such amount is being disputed in good faith by TScan; or

(iii)

TScan fails to comply with the material terms of this Agreement set forth in Articles 2 and 9 and, even if such failure relates to any of such Articles, for which monetary damages is not an adequate remedy;

and TScan fails to cure such failure after receiving two separate written notices from PHSA specifying such failure (with each such notice given by PHSA to TScan at least [***]days apart).

Notwithstanding the foregoing, in the case of a notice given pursuant to this Section 10.2, and TScan in good faith notifies PHSA in writing that it disputes whether such breach occurred, PHSA’s right to terminate shall be first referred for resolution pursuant to Article 11 and termination will be stayed pending the final resolution of such proceedings or mutual written agreement of PHSA and TScan. If TScan fails to pay such Sublicensing Fee (plus interest calculated in accordance with Section 4.4(d) and any legal fees awarded pursuant to Article 11) or cure such breach, as applicable. within [***]days after it is finally determined pursuant to Article 11 to be owing by TScan to PHSA, then PHSA may terminate this Agreement.

(b)

Except as specifically provided in Section 10.2(a), neither Party shall have the right to terminate this Agreement for breach by the other Party but the foregoing shall not relieve TScan from its obligations to terminate, or cause to be terminated, a Sublicense Agreement due to the material breach of the Sublicensee or preclude either party from seeking an interim, interlocutory or final order for injunctive relief to prevent such material breach from continuing. Further, TScan’s termination of an applicable Sublicense Agreement shall be deemed to cure any breach hereof by TScan caused by a breach of a Sublicensee, and PHSA shall not be entitled to terminate this Agreement as against TScan, any TScan Controlled Subsidiary or other Sublicensee pursuant to Section 10.2 but TScan shall remain liable to indemnify PHSA in respect of such breach pursuant and subject to Section 9.1 and 9.2.

10.3

Termination by TScan. TScan may terminate this Agreement at any time upon notice to PHSA provided that no such termination under this Section 10.3 shall be effective until the later of (a) [***]months and one day after the Effective Date, and (b) TScan has made aggregate payments in the amount of $[***] to PHSA as otherwise would have been required under Section 4.1 and Section 4.3 should this Agreement not have been terminated. For clarity, following the period referred to in Section 10.3(a), TScan may accelerate such payments for the purposes of early termination pursuant to this Section 10.3.

10.4	Effect of Termination. Upon expiration or termination of this Agreement:

(a)	TScan will immediately pay to PHSA all amounts owing under this Agreement and not being disputed in good faith by TScan;

(b)

all licenses granted under this Agreement will immediately terminate and revert to PHSA, provided that all Sublicense Agreements entered into with any Sublicensee (other than a TScan Controlled Subsidiary or TScan Affiliate) that have not previously been terminated shall survive provided that:

(i)	TScan has paid to PHSA the Sublicensing Fee in respect of such Sublicense Agreement;

(ii)	the Sublicensee is solvent;

(iii)	Sublicensee or its Sublicensee Affiliates are in compliance in all material respects with the Sublicense Agreement; and

(iv)

such Sublicensee enters into an agreement with PHSA in substantially the same form as this Agreement to become a direct licensee of PHSA, which Agreement does not require additional payment of Sublicensee to retain its existing rights, and except that in such agreement the equivalent of Section 9.3 of this Agreement shall automatically be amended to delete the words “except only that PHSA’s liability for a breach of PHSA’s warranty in Section 8.2 (but not a breach of PHSA’s warranty under Section 8.1 or otherwise under this Agreement) shall be limited to the greater of $[***]or the amount actually paid by TScan to PHSA under this Agreement in the [***]period prior to a Claim being made in writing by TScan to PHSA for breach of that warranty under Section 8.2” so that Section 9.3 of such replacement license agreement shall read as follows:

“9.3 Limitation of Liability. The total, aggregate liability of PHSA, UBC, SFU and their Affiliates considered together, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by TScan, its Affiliates or its Sublicensees, whether direct, indirect, consequential, incidental or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by any Indemnitees, is limited to CAD$[***].”

(c)

each Receiving Party will deliver to the Disclosing Party or destroy the Disclosing Party’s Confidential Information except that the Receiving Party may retain (i) one (1) copy of the Disclosing Party’s Confidential Information for legal archival purposes; and (ii) shadow or back-up copies which may remain within the Receiving Party’s computer systems or its back-up or electronic archive systems until such time as such back-up copies are overwritten in accordance with the Receiving Party’s reasonable document retention policies, and provided such back-up copies will not be accessed or used by anyone except as necessary and subject to the same terms and conditions as those contained in this Agreement. Each Receiving Party will deliver to the Disclosing Party a certificate of an officer of the Receiving Party certifying its compliance with this Section 10.4(c).

10.5

Survival. Any expiration or termination of this Agreement will not relieve either Party of any obligation or liability accrued hereunder prior to such expiration or termination. In addition, Article 46, 9, Section 10.4, Section 10.5, Section 10.6, and Articles 11 to and including 13, and any right, obligation, or required performance of the Parties which, by its express terms is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

10.6

Rights in Bankruptcy. PHSA hereby acknowledges and agrees, on behalf of itself and its Affiliates, that TScan, as licensee of rights under this Agreement, may retain and fully exercise all its rights under any provision of Section 65.11 of the Bankruptcy and Insolvency Act of Canada (the “BIA”) and Section 32 of the Companies’ Creditors Arrangement Act of Canada (the “CCAA”), and that TScan will retain its rights to use the Licensed Patents under Section 65.11(7) of the BIA and Section 32(6) of the CCAA in any event. Without limiting the foregoing, TScan will have the benefit of any laws in force from time to time which provide for the protection of licensees’ rights generally in the event of an insolvency of PHSA. For the purposes of ensuring that PHSA has the rights afforded to it pursuant to the rights and licenses granted by TScan to PHSA under this Agreement will apply, mutatis mutandis, to any proceedings, actions or motions brought in respect of TScan or its Affiliates under the CCAA, BIA or similar provisions in the bankruptcy laws of other jurisdictions.

ARTICLE 11

DISPUTE RESOLUTION/GOVERNING LAW

11.1	Dispute Resolution.

(a)

The Parties agree that in the event of a Dispute between PHSA and TScan arising out of or in connection with this Agreement, or in respect of any legal relationship associated therewith or derived therefrom, the Parties will undertake good faith efforts to resolve any such Dispute, with the Dispute being referred at the request of either Party to a senior representative of each Party.

(b)

If after [***] days of the Dispute first being referred to the senior representatives the Parties are unable to resolve such Dispute, either Party may refer the matter to arbitration pursuant to Section 11.2.

(c)

Notwithstanding any term of this Article 11, a Party may apply to any court of competent jurisdiction for any temporary injunctive or provisional relief necessary to protect the rights or property of that Party pending final resolution of the Dispute as contemplated by this Article 11.

11.2

Arbitration. All Disputes will be referred to and finally resolved by arbitration by a single arbitrator and administered by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its applicable Rules. The place of arbitration will be Vancouver, British Columbia, Canada. The arbitrator will have the power to award interim or permanent injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce any injunctive relief granted by the arbitrator. Any final award by the arbitrator may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The existence, content, and results of an arbitration will be the Confidential Information of all Parties (i.e., each Party will be considered both the Disclosing Party and the Receiving with respect thereto), and, except to the extent necessary to confirm an award or as permitted by Article 6, neither a Party nor the arbitrator may disclose any such information without the prior written consent of all Parties. In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

11.3

Governing Law; Attornment. This Agreement will be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Subject to Sections 11.1 and 11.2, the Parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia with respect to any legal action or proceeding which may be brought at any time relating in any way to this Agreement. Each of the Parties irrevocably waives any objection it may now or in the future have to the venue of any such action or proceeding, and any claim it may now or in the future have that any such action or proceeding has been brought in an inconvenient forum.

ARTICLE 12

ASSIGNMENT

12.1	OMITTED.

12.2

Assignment. TScan shall not assign or transfer any of the rights granted to it under this Agreement without the prior written consent of PHSA. For clarity, this Section 12.2 does not restrict TScan from sublicensing any of its rights under this Agreement in accordance with, and subject to the terms and conditions, set out in this Agreement. Notwithstanding the foregoing, TScan may assign or transfer all of the rights granted to it under this Agreement without PHSA’s consent (a) to a TScan Controlled Subsidiary if TScan remains remain jointly and severally liable with such TScan Controlled Subsidiary for their obligations under this Agreement; or (b) in connection with the sale of all or substantially all of its stock or business/assets to which this Agreement relates to such assignee. In the event that TScan assigns this Agreement to an Affiliate that is not a TScan Controlled Subsidiary or to a Third Party that is not controlled by the same shareholders that controlled TScan prior to such assignment, such assignment will be deemed to be a Sublicense Agreement entered into by TScan to a Third Party and conditional on payment by the assignee to PHSA of the Sublicensing Fee pursuant to Section 4.2. PHSA will have the right to assign its rights, duties and obligations under this Agreement without the consent of TScan to a society which it has incorporated or which has purposes which are consistent with the objectives of PHSA or to a purchaser of all or substantially all of its business or assets related to the Licensed Patents.

In the case of any such assignment as permitted by this Section 12.2: (A) the assigning Party must provide notice of the assignment to the other Party; (B) the assignee must concurrently with the assignment agree in writing to assume all obligations and covenants of the assignor and to be bound by this Agreement and the assignee must provide an undertaking to this effect to the other Party; and (C) in the event of an assignment of this Agreement by PHSA, any such assignment will include an assignment of all of such PHSA’s right, title and interest in the Licensed Patents.

No assignment will release the assigning Party from any liability and obligations in respect of the assigned rights and obligations, except as may be otherwise agreed in writing by the Parties at such time. Any attempt by any Party to assign any of the rights or obligations of this Agreement except as permitted by this Agreement is void.

ARTICLE 13

MISCELLANEOUS

13.1 Management of Conflicts of Interest.

(a)

TScan acknowledges that it is aware of PHSA’s, UBC’s and SFU’s respective policies on conflict of interest, patents and licensing, and research, and that PHSA, UBC and SFU may amend these policies or introduce new policies from time to time. TScan agrees that:

(i)	the facilities and research programs of TScan will be conducted independently of all PHSA, UBC or SFU facilities, faculty, students or staff during the period of their employment with PHSA; and

(ii)	no students, post-doctoral fellows or other PHSA, UBC or SFU staff will participate or be involved in TScan’s research, projects or utilize TScan’s facilities.

The express terms of this Agreement, including the rights and obligations of the Parties, will not be changed or altered as a result of any change in policies implemented during the Term.

13.2	BC Cancer. Each Party will be responsible for compliance with this Agreement by any of its Affiliates. BC Cancer, a part of PHSA, may carry out PHSA’s obligations under this Agreement.

13.3

Waiver. The waiver by either Party of a breach or default of any provisions of this Agreement by the other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege of such Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

13.4

Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties hereto and will supersede all previous communications, representations and understandings, either oral or written, between the Parties relating to the subject matter hereof, and will not be subject to any change or modification except by the signing of a written instrument by or on behalf of both Parties. There is no representation, warranty, collateral term or condition or collateral agreement affecting this Agreement, other than as expressed in writing in this Agreement.

13.5

Notices. Any notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement will be sufficiently made or given on the date of receipt if sent to such Party by: (i) overnight or other courier that provides documented proof of delivery; (ii) registered mail; or (iii) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested) (although the sending of the e-mail message will be when the notice is deemed to have been given), addressed to it as stated herein below, or to such other address as it will designate by notice given to the other Party.

(b)	In the case of PHSA:

To Provincial Health Services Authority:

BC Cancer Research Centre

675 West 10th Avenue

Vancouver, British Columbia, Canada

V5Z1L3

Attention: Technology Development Office

(c)	In the case of TScan:

TScan Therapeutics Inc.

830 Winter Street

Waltham, Massachusetts, U.S.A.

02451

Attention: Shane Maltbie, Vice President Finance

E-mail address: [***]

13.6

Severability. If any part or parts of this Agreement will be held unenforceable for any reason, the remainder of this Agreement will continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision will be deemed to be construed as so limited.

13.7	Export. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate Canadian and foreign government licenses.

13.8

Further Assurances. Each Party will execute and, if necessary, file with the appropriate governmental entities, such documents, and cooperate with the other Party to take such further action, as the other Party will reasonably request, to carry out the purposes of this Agreement.

13.9

Relationship of Parties. Nothing in this Agreement will be construed as constituting the Parties as partners, joint venturers or legal entity of any type or as creating the relationships of employer/employee, franchisor/franchisee or principal/agent between the Parties.

13.10

Force Majeure. The failure or delay of any Party to this Agreement to perform any obligation under this Agreement solely by reason of acts of God, acts of civil or military authority, civil disturbance, war, strikes or other labour disputes or disturbances, fire, transportation contingencies, shortage of facilities, fuel, energy, labour or materials, or laws, regulations, acts or orders of any Governmental Authority or official, other catastrophes, or any other circumstance beyond its reasonable control (“Force Majeure”) will be deemed not to be a breach of this Agreement so long as the Party so prevented from complying with this Agreement has not contributed to such Force Majeure, has used reasonable efforts to avoid such Force Majeure or to ameliorate its effects, and continues to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such Force Majeure, performance of the obligations will be deferred until the Force Majeure ceases. This Section will not apply to excuse a failure to make any payment when due. Regardless of any other provision of this Agreement, if one or more events of Force Majeure prevent PHSA, on the one hand, or TScan, on the other hand (in such capacity, the “Party Claiming Force Majeure”), from fully performing their respective obligations hereunder for more than [***]days in the aggregate, then, the Party not claiming Force Majeure will be entitled, in their sole discretion, to terminate this Agreement without penalty, by providing notice thereof to the Party Claiming Force Majeure.

13.11

Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless specified to the contrary, references to Articles, Sections or Schedules mean the particular Articles, Sections or Schedules to this Agreement and references to this Agreement include all Schedules hereto. In the event of any conflict between the main body of this Agreement and any Schedule hereto, the main body of this Agreement will prevail.

13.12

Interpretation. Unless the context of this Agreement otherwise requires, to the extent necessary so that each clause will be given the most reasonable interpretation, the singular number will include the plural and vice versa, the verb will be construed as agreeing with the word so substituted, and words importing the masculine gender will include the feminine and neuter genders. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” will be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or Calendar Year unless otherwise specified; (c) the word “notice” will mean notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “will” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” will have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (i) neither Party or its Affiliates will be deemed to be acting “under authority of” the other Party.

13.13

Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, and all such counterparts together will constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of an originally executed copy of this Agreement by such Party.

13.14	Enurement. Subject to the restrictions on transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding on the Parties and their respective successors and assigns.

13.15	Applicable Laws. The Parties will comply fully at all time with all Applicable Laws in their performance under this Agreement of the territory in which the Parties conduct business.

13.16

No Third Party Beneficiary. Except for the Indemnitees, who will be third party beneficiaries of the of those terms expressly stated to be applicable to them in this Agreement with the right to enforce those terms against the Parties, this Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

13.17	Expenses. Each Party will pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

13.18

Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

13.19

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

13.20	Compliance with Anti-Corruption Laws. Notwithstanding anything to the contrary in this Agreement, each Party agrees that:

(a)	it will not, in the performance of this Agreement, perform any actions that are prohibited by Anti-Corruption Laws applicable to such Party;

(b)

it will adhere to its own internal anti-corruption policies and will not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate applicable Anti-Corruption Laws; and

(c)

it will promptly provide notice to the other Party of any violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement of which it becomes aware..

13.21

Anti-Bribery Commitment. Without limiting the other obligations of the Parties set forth in this Agreement, in connection with any activities of the Parties under this Agreement, the Parties confirm that they have not given, offered, promised, or authorized, and will not give, offer, promise, or authorize, any payment, benefit, or gift of money or anything else of value, directly or through a Third Party, to: (i) any Public Official; (ii) any political party, party official or candidate for public or political office; (iii) any Person while knowing or having reason to know that all or a portion of the value will be given, offered or promised, directly or indirectly, to anyone described in terms (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of the Parties, for purposes of influencing any act or decision of such individual in his official capacity, inducing such individual to do or omit to do any act in violation of the individual’s duty, inducing the individual to use the individual’s official influence with a government to affect or influence an act or decision of the government, or to secure any improper advantage in order to assist in obtaining or retaining business. In connection with any activities or the Parties under this Agreement, the Parties will comply with all applicable anti-bribery laws of any jurisdiction, including any record keeping requirements of such laws, in the countries where such Party has their principal places of business and where it conducts any activities under this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

PROVINCIAL HEALTH SERVICES AUTHORITY

By:
Name: [***]
Title: [***]Cancer

By:
Name: [***]
Title: [***]Office, Provincial Health Services Authority

TSCAN THERAPEUTICS INC.

By:	/s/ Shane Maltbie
Name: Shane Maltbie
Title: Vice President, Finance

SCHEDULE A

LICENSED PATENTS

1.	US patent No. [***]

2.	US patent application No. [***]

3.	Canadian patent application No. [***]

4.	U.S. Provisional Patent Application No. [***]

5.	PCT International Patent Application No. PCT/[***]

6.	U.S. Utility Patent Application No. [***]

SCHEDULE B

MANDATORY SUBLICENSING PROVISIONS

1. The Sublicensee will acknowledge that nothing in the Sublicense Agreement grants to it any ownership in the sublicensed Licensed Patents except for the non-exclusive license to use such sublicensed Licensed Patents in accordance with the Sublicense.

2. The Sublicensee, its Sublicensee Controlled Subsidiaries and their Sublicensees shall comply with all Applicable Laws in connection with the exploitation of the Licensed Patents.

3. The Sublicensee will keep and use all of PHSA’s Confidential Information in confidence and will materially conform with the obligations of confidentiality imposed upon TScan with respect to PHSA confidential information in this Agreement.

4. Except as required under Applicable Laws or the rules of any Securities Regulators, the Sublicensee will agree not to use PHSA’s, UBC’s or SFU’s name, trade-marks, service marks, logos, insignia, seal, or designs without the prior written consent of PHSA.

5. The Sublicensee will procure and maintain insurance as provided for in this Agreement.

6. The Sublicensee will acknowledge and agree that PHSA, UBC and SFU make no representations, conditions or warranties, either express or implied, to the Sublicensee with respect to the Licensed Patents. Without limiting the generality of the foregoing, the Sublicensee will acknowledge that PHSA specifically disclaims any express or implied warranty, condition or representation:

(a) that anything made, used, sold or otherwise disposed of under the Sublicense Agreement granted to the Sublicensee correspond with a particular description, are of merchantable quality, are fit for a particular purpose or are durable for a reasonable period of time; and

(b) as to title to the Licensed Patents, or that anything made, used, sold or otherwise disposed of under the Sublicense Agreement granted to the Sublicensee will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, including any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by PHSA, or licensed by PHSA to any third parties;

(c) that the Sublicensee has, or will have, the freedom to operate or practice the Licensed Patents.

7. The Sublicensee will acknowledge and agree that PHSA, UBC and SFU will not be liable for any loss, whether direct, consequential, incidental or special, which the Sublicensee or any other third parties suffer, arising from any defect, error or fault of the Licensed Patents or anything made, used, sold or otherwise disposed of under the Sublicense Agreement granted to the Sublicensee, or their failure to perform, even if PHSA, UBC or SFU is aware of the possibility of the defect, error, fault or failure. The Sublicensee will also acknowledge that it has been advised to undertake its own due diligence regarding the Licensed Patents, and that PHSA is under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property or contractual rights in relation to the Licensed Patents.

8. The Sublicensee will indemnify, hold harmless and defend PHSA, UBC, SFU and their respective Boards of Governors, Board of Directors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) in a manner consistent with the terms of TScan’s indemnification obligations under this Agreement.

9. The Sublicensee will agree to limit its claims against PHSA, UBC and SFU, whether under the express or implied terms of the Sublicense Agreement or this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Sublicensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any actions or inactions, defaults or breaches by PHSA, UBC or SFU or their respective Board of Governors, Board of Directors, officers, employees, faculty, students or agents, to the amount of CDN. $[***].

10. The Sublicensee will also acknowledge and agree that PHSA, UBC and SFU will not be liable for consequential or incidental damages, including any consequential or incidental damages arising from any breach or breaches of the Sublicense Agreement or this Agreement.

11. The Sublicense Agreement will include termination provisions in respect of the Sublicensee’s rights in respect of the Licensed Patents or obligations to be imposed on the Sublicensee in accordance with this Agreement as apply to its obligations in respect of the TScan Technology License or other similar obligations under the Sublicense Agreement to TScan, a TScan Controlled Subsidiary or, in the case of a sub-sublicense, a Sublicensee and will include a provision providing that the Sublicense Agreement as it relates to the Licensed Patents will terminate:

(a) upon termination of this Agreement between PHSA and TScan unless the particular Sublicensee enters into a direct license agreement with PHSA on, and subject to the terms set out in, Section 10.4(b);

(b) if the Sublicensee is in material breach of its obligations under the Sublicense Agreement as it relates to the Licensed Patents or obligations required pursuant to Section 2.3 and Schedule B of this Agreement, and such breach is not cured within the cure period set out in the Sublicense Agreement;

(c) If the Sublicensee or any of its Affiliates commences a Patent Challenge (as defined in the Agreement), and does not withdraw such Patent Challenge within [***]days after PHSA’s notice to Sublicensee thereof. For clarity, in the case of a Sublicensee, the references in Section 7.2 to TScan and a TScan Affiliate or TScan Controlled Subsidiary shall be deemed to be to the Sublicensee and its Affiliates.

B - 2

SCHEDULE C

TSCAN CONTROLLED SUBSIDIARIES

As of the date of this Agreement, the following are TScan Controlled Subsidiaries:

TScan Securities Corporation

B - 3

SCHEDULE D

REQUIRED REPORTING ON SUBLICENSE AGREEMENTS

1.	Date Sublicense Agreement was entered into with the particular Sublicensee.

2.	Full legal name of Sublicensee.

3.	Description of other TScan Patents or Know-How included licensed concurrently to such Sublicensee sufficient for PHSA to confirm compliance with Section 2.3 and Schedule B.

4.

Excerpt of the signed Sublicense Agreement sufficient to confirm the above information and compliance with Schedule B (and for greater certainty, excluding any financial terms or terms not strictly necessary to confirm the foregoing).

B - 4